Exhibit 99.1

American Oncology Network, LLC

Condensed Consolidated Balance Sheets

(Unaudited)

($ in thousands, except share data)

	As of June 30, 2023	As of December 31, 2022
Assets
Current assets
Cash and cash equivalents	$72,708	$26,926
Short-term marketable securities	9,984	9,851
Patient accounts receivable, net	145,159	136,098
Inventories	41,886	36,476
Other receivables	32,929	28,201
Prepaids expenses and other current assets	3,398	2,670
Current portion of notes receivable - related parties	1,492	1,797
Total current assets	307,556	242,019

Property and equipment, net	35,672	31,980
Operating lease right-of-use assets, net (1)	43,439	43,724
Notes receivable - related parties	1,752	2,076
Other assets	8,311	5,199
Goodwill and intangibles, net	1,230	1,230
Total assets	$397,960	$326,228
Liabilities, Mezzanine Equity, and Members' Equity
Current liabilities
Accounts payable (2)	$122,168	$106,495
Accrued compensation related costs	10,176	7,466
Accrued other	22,873	17,800
Current portion of operating lease liabilities (3)	7,113	9,177
Total current liabilities	162,330	140,938

Long-term debt, net	80,208	80,301
Long-term operating lease liabilities (4)	39,527	37,224
Other long-term liabilities	8,245	5,749
Total liabilities	290,310	264,212

Mezzanine equity
Redeemable convertible preferred Class C Units; 2,459 Units outstanding at June 30, 2023; no Units outstanding at December 31, 2022 (Liquidation preference of $65,327 at June 30, 2023)	62,897	-

Members' equity
Class A Units; 7,725 Units outstanding at June 30, 2023 and December 31, 2022	7,725	7,725
Class A-1 Units; 904 Units outstanding at June 30, 2023 and 730 Units outstanding at December 31, 2022	31,040	28,500
Class B Units; no Units outstanding at June 30, 2023 and December 31, 2022	80	80
Accumulated other comprehensive loss	(29)	(117)
Retained earnings	5,803	25,828
Total AON members' equity	44,619	62,016
Noncontrolling interest	134	-
Total equity	44,753	62,016
Total liabilities, mezzanine equity, and equity	$397,960	$326,228

(1) - Includes related party operating right-of-use assets, net of $12,015 and $13,077 at June 30, 2023 and December 31, 2022, respectively

(2) - Includes amounts due to related party of $117,831 and $102,113 at June 30, 2023 and December 31, 2022, respectively

(3) - Includes related party current portion of operating lease liabilities of $1,923 and $1,836 at June 30, 2023 and December 31, 2022, respectively

(4) - Includes related party long-term operating lease liabilities of $10,514 and $11,631 at June 30, 2023 and December 31, 2022, respectively

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Oncology Network, LLC

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

($ in thousands, except share data)

	Six Months Ended
	June 30,
	2023	2022

Revenue
Patient service revenue, net	$613,486	$546,895
Other revenue	5,212	5,053
Total revenue	618,698	551,948
Costs and expenses
Cost of revenue (1)	569,933	513,011
General and administrative expenses (2)	52,915	42,723
Total costs and expenses	622,848	555,734
Loss from operations	(4,150)	(3,786)

Other income (expense)
Interest expense	(2,968)	(1,110)
Interest income	126	55
Other (expense) income, net	(4,380)	461
Loss before income taxes and equity in loss of affiliate	(11,372)	(4,380)
Income tax expense	-	-
Loss before equity in loss of affiliate	(11,372)	(4,380)
Equity in loss of affiliate	(219)	-
Net loss	$(11,591)	$(4,380)

Earnings (loss) per common unit:
Class A - basic and diluted	$(1,469)	$(590)
Class A-1 - basic and diluted	$(753)	$239
Weighted average units outstanding:
Class A - basic and diluted	7,725	7,725
Class A-1 - basic and diluted	752	730

Other comprehensive income (loss):
Unrealized gains (losses) on marketable securities	88	(84)
Other comprehensive gain (loss)	88	(84)
Comprehensive loss	$(11,503)	$(4,464)

(1)	Includes related party inventory expense of $500,569 and $446,594 for the six months ended June 30, 2023 and 2022, respectively
(2)	Includes related party rent of $1,358 and $1,358 for the six months ended June 30, 2023 and 2022, respectively

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Oncology Network, LLC

Condensed Consolidated Statements of Mezzanine and Members’ Equity

(Unaudited)

($ in thousands, except share data)

	Mezzanine Equity - Redeemable Convertible Preferred Class C		Class A		Class A-1		Class B
	Units	$	Units	$	Units	$	$	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interest	Total Equity
Six Months Ended June 30, 2023
Balances at December 31, 2022	-	$-	7,725	$7,725	730	$28,500	$80	$(117)	$25,828	$-	$62,016
Net loss	-	-	-	-	-	-	-	-	(11,591)	-	(11,591)
Issuance of Class C Units, net of offering costs	2,459	64,246	-	-	-	-	-	-	-	-	-
Class C derivative liability	-	(1,349)	-	-	-	-	-	-	-	-	-
Class A and A-1 preferred returns	-	-	-	-	-	-	-	-	(8,174)	-	(8,174)
Derivative liability on Class A-1 anti-dilution feature	-	-	-	-	-	2,540	-	-	-	-	2,540
Tax distributions	-	-	-	-	-	-	-	-	(260)	-	(260)
Capital contribution from noncontrolling interest member	-	-	-	-	-	-	-	-	-	134	134
Class A-1 distribution	-	-	-	-	174	-	-	-	-	-	-
Other comprehensive income	-	-	-	-	-	-	-	88	-	-	88
Balances at June 30, 2023	2,459	$62,897	7,725	$7,725	904	$31,040	$80	$(29)	$5,803	$134	$44,753

Six Months Ended June 30, 2022
Balances at December 31, 2021	-	$-	7,725	$7,725	730	$28,500	$80	$-	$23,239	$-	$59,544
Net loss	-	-	-	-	-	-	-	-	(4,380)	-	(4,380)
Equity-based compensation	-	-	-	-	-	-	10	-	-	-	10
Other comprehensive loss	-	-	-	-	-	-	-	(84)	-	-	(84)
Balances at June 30, 2022	-	$-	7,725	$7,725	730	$28,500	$90	$(84)	$18,859	$-	$55,090

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Oncology Network, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in thousands, except share data)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(11,591)	$(4,380)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,308	3,159
Amortization of debt issuance costs	353	297
Amortization of operating right-of-use assets (1)	4,309	5,143
Loss on fair value adjustment of derivative liability	5,066	-
Equity-based compensation	-	10
Equity in loss of affiliate	219	-
Gain on sale of property and equipment	(2)	-
Changes in operating assets and liabilities:
Patient accounts receivable, net	(9,061)	(15,698)
Inventories (2)	(5,410)	3,829
Prepaid expenses and other current assets	(728)	(239)
Other receivables	(4,728)	(160)
Other assets	(2,430)	(374)
Accounts payable (3)	15,673	5,532
Accrued compensation related costs	2,710	(170)
Accrued other	1,199	385
Operating lease liabilities (4)	(3,784)	(3,842)
Medicare advance payments	-	(3,742)
Other long-term liabilities	1,626	262
Net cash used in operating activities	(2,271)	(9,988)
Cash flows from investing activities
Purchases of property and equipment	(6,899)	(2,783)
Proceeds from disposals of property and equipment	5	-
Acquisition of physician practices	-	(5)
Purchases of marketable securities	(2,280)	(10,024)
Proceeds from sales of marketable securities	2,235	252
Issuance of notes receivable - related parties	-	(243)
Collections on notes receivable - related parties	630	666
Net cash used in investing activities	(6,309)	(12,137)
Cash flows from financing activities
Borrowings on long-term debt	-	16,250
Issuance of redeemable convertible preferred Class C Units	64,996	-
Class A and A-1 preferred returns	(8,174)	-
Tax distributions	(260)	-
Repayments on finance lease liabilities	(233)	(215)
Capital contribution from noncontrolling interest member	134	-
Cash paid for debt financing costs	(446)	(171)
Cash paid for offering costs on issuance of Class C Units	(750)	-
Cash paid for offering costs on Business Combination	(905)	-
Net cash provided by financing activities	54,362	15,864
Net increase (decrease) in cash and cash equivalents	45,782	(6,261)
Cash and cash equivalents
Beginning of period	26,926	32,354
End of period	$72,708	$26,093
Supplemental noncash investing and financing activities
Right-of-use assets and lease liabilities removed in termination of lease	$1,023	$-
Remeasurement of lease liabilities due to modifications of terms of leases	-	2,641
Derivative liability on issuance of Class C Units	1,349	-
Derivative liability on Class A-1 anti-dilution feature	2,540	-

(1)	Includes related party amortization of operating right-of-use assets of $1,062 and $1,019 for the six months ended June 30, 2023 and 2022, respectively.
(2)	Includes changes in related party balances of ($5,140) and $3,637 for the six months ended June 30, 2023 and 2022, respectively.
(3)	Includes changes in related party balances of $15,718 and $6,719 for the six months ended June 30, 2023 and 2022, respectively.
(4)	Includes changes in related party balances of ($1,303) and ($1,284) for the six months ended June 30, 2023 and 2022, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

1.	Business

American Oncology Network, LLC (“AON” or the “Company”), through its subsidiary company and variable interest entities (together, “its subsidiaries”), is an alliance of physicians and seasoned healthcare leaders who provide comprehensive oncology services across 31 oncology practices located in eighteen states (Arizona, Arkansas, Florida, Georgia, Iowa, Idaho, Indiana, Louisiana, Maryland, Missouri, Michigan, North Carolina, Nevada, Ohio, South Carolina, Texas, Virginia and Washington). The Company also provides expertise in drug procurement and payor contracting, along with practice diversification through centralized laboratory and pathology services, as well as specialty pharmacy services. During the six months ended June 30, 2023 and 2022, the Company entered into affiliation agreements with or acquired the following oncology practices.

Six Months Ended June 30, 2022		Six Months Ended June 30, 2023
State	Effective Date	State	Effective Date
Arizona	1/1/2022	Texas(a)	6/12/2023
Georgia(a)	1/1/2022
Louisiana(a)	1/17/2022
Georgia(a)	4/5/2022
Georgia(a)	5/1/2022

(a)   The Company entered into affiliation agreements with the physicians for these respective practices. The Company evaluated each of the affiliation agreements and determined that the transactions did not represent a business combination.

The operations of the practices that were acquired have been included in the Company’s condensed consolidated financial statements since the date of acquisition. The Company intends to continue to pursue additional purchases of physician practices in addition to seeking out new affiliation relationships.

Business Combination Agreements

On October 5, 2022, and as amended and restated on January 6, 2023, and as further amended and restated on April 27, 2023 (“Second Amended and Restated Business Combination Agreement”), the Company announced that it entered into a definitive Business Combination Agreement (“Business Combination”) with Digital Transformation Opportunities Corp. (“DTOC”), a special purpose acquisition company. The transaction is expected to close in the second half of 2023, subject to approval by DTOC stockholders and other customary closing conditions. The Business Combination Agreement provides for the Company to pay an $18.0 million termination fee to the Sponsor should the Company enter into a definitive agreement with another party providing for an alternative business combination transaction.

On June 7, 2023, AON sold 2,459 AON Class C Units at an aggregate purchase price of $65.0 million to GEF AON Holdings Corp., net of $0.8 million of offering costs. GEF AON Holdings Corp. has an option to purchase an additional 378 AON Class C Units until the closing of the Business Combination at a purchase price of $26,423 per Unit. In connection with this investment, AON amended and restated its operating agreement, to among other things, authorize 2,837 AON Class C Units of which 2,459 were issued and outstanding as of June 30, 2023. See Note 11 for a discussion of rights and privileges of Class C Units and related accounting for such Units and option to purchase additional Units.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

On June 14, 2023, AON and DTOC amended and restated the Second Amended and Restated Business Combination Agreement to provide for, among other things, the merger of DTOC MergerSub, Inc. (“Merger Sub”) with and into GEF AON Holdings Corp. (the “AON Class C Preferred Investor”) whereby the separate existence of Merger Sub will cease. New AON (defined as American Oncology Network Inc. (f/k/a Digital Transformation Opportunities Corp.) and its consolidated subsidiaries, after giving effect to the Business Combination) will issue a number of shares of New AON Series A Preferred Stock equal to the number of AON Series A preferred Units held by the AON Class C Preferred Investor to AEA Growth Management LP, the parent of AON Class C Preferred Investor (“AEA Growth”) in exchange for all the shares of common stock held by AEA Growth in the AON Class C Preferred Investor. In addition, the following will be implemented:

•	merger of the AON Class C Preferred Investor with and into New AON,

•	reclassification and exchange of the AON Class C Units, including any accrued interest thereon, for AON Series A preferred Units at the Per Company Class C Unit Exchange Ratio, and

•	removal of the minimum cash requirement of $60.0 million included in the Business Combination Agreement.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. Management believes the unaudited condensed consolidated financial statements for the interim periods presented contain all necessary adjustments, of a normal recurring nature, to state fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the interim periods presented. These condensed consolidated financial statements were prepared on the same basis as and should be read in conjunction with the Company’s annual consolidated financial statements. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results the Company expects for the entire year.

The condensed consolidated financial statements include the accounts of the Company, its wholly owned subsidiary American Oncology Management Company, LLC (“AOMC”), and its consolidated variable interest entities (“VIEs”) American Oncology Partners, P.A. (“AON Partners”), American Oncology Partners of Maryland, P.A. (“Partners of Maryland”), AON Central Services, LLC (“AON Central Services”), and Meaningful Insights Biotech Analytics, LLC (“MIBA”). All intercompany accounts and transactions between the entities have been eliminated in consolidation.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

The Company accounts for AON Partners, Partners of Maryland, AON Central Services, and MIBA in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidations. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a VIE. A VIE is broadly defined as an entity that has any of the following three characteristics: (i) the equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (ii) substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights; or (iii) the equity investors as a group lack any of the following, the power through voting or similar rights to direct the activities of the entity that most significantly impact the entity’s economic performance, the obligation to absorb the expected losses of the entity, or the right to receive the expected residual returns of the entity. The Company consolidates a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. Changes in consolidation status are applied prospectively, if any. The Company has contractual relationships with AON Partners, Partners of Maryland and AON Central Services and the physician owners through management service agreements (“MSAs”) and other contractual agreements to provide all practice management services outside of medical services provided by the physicians. In addition, despite not being required by the contractual relationships, the Company regularly provides funding to support AON Partners and Partners of Maryland’s operations and acquisitions of physician practices. AON Central Services was formed July 15, 2022 and, effective January 1, 2023, entered into an agreement with AOMC to provide qualified non-clinical and non-medical employees to AOMC to support the operation of the physician practices. MIBA was established during the first quarter of 2023 for the purpose of developing intellectual property to synergize the collection, deidentification, and dissemination of the Company’s patient data for sale to external parties for research, development, and clinical decisions. In May 2023, the Company contributed $0.2 million for a 56% interest in the equity of MIBA. As of June 30, 2023, MIBA had no significant operating activity. The Company concluded that it had a controlling financial interest in MIBA and has consolidated the entity at June 30, 2023 and recorded the noncontrolling interest in equity.

The Company has concluded that AON Partners, Partners of Maryland, AON Central Services, and MIBA are all VIEs in which the Company has the characteristics of a controlling financial interest and is deemed to be the primary beneficiary. The variable interest subjects the Company to all potential losses in the entities and, therefore, requires the Company to consolidate the results of AON Partners, Partners of Maryland, AON Central Services, and MIBA in its condensed consolidated financial statements.

Refer to Note 3 for further information on the VIEs.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Significant Accounting Policies

The accounting policies included below should be read in conjunction with the annual consolidated financial statements.

Accounting Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenue and assets are in the United States.

Revenue Recognition

Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient visits and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and any such revenue recognized during the six months ended June 30, 2023 and 2022 was immaterial. Additionally, the Company does not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially satisfied) as of June 30, 2023 and December 31, 2022. Approximately $439.2 million and $392.8 million of the Company’s revenues are generated from services performed during patient visits with the remainder primarily generated from shipments of pharmacy prescriptions for the six months ended June 30, 2023 and 2022, respectively.

As services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined. For the six months ended June 30, 2023 and 2022, such resulting historic adjustments have been immaterial to the condensed consolidated financial statements.

In assessing who is the principal in providing patient services and pharmacy prescriptions, the Company considered who controls the provision of services and prescriptions. The Company has determined they are acting as a principal in these relationships.

In April 2022, the Company entered into a long-term arrangement to sponsor and manage a clinical trial. The Company subsequently contracted with a third-party to provide the clinical research services and is the principal in this arrangement. The performance of clinical research services are considered a single performance obligation because the Company provides a highly-integrated service. Revenue is recognized for the single performance obligation over time due to the Company’s right to payment for work performed to date. The contract provides for invoices based on predetermined milestones.

The Company uses the cost-to-cost measure of progress for the Company’s contract because it best depicts the transfer of control to the customer as the performance obligation is fulfilled. For this method, the Company compares the contract costs incurred to date to the estimated total contract costs through completion. As part of the client proposal and contract negotiation process, the Company develops a detailed project budget for the direct costs and reimbursable costs based on the scope of the work, the complexity of the study, the geographical location involved and the Company’s historical experience. The estimated total contract costs at the project level are reviewed and revised periodically throughout the life of the contract, with adjustments to revenue resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are identified. Contract costs consist primarily of direct labor and other reimbursable project-related costs such as travel, third-party vendor costs and investigator fees. The Company establishes pricing based on the Company’s internal pricing guidelines, discount agreements, if any, and negotiations with the client. The transaction price is the contractually defined amount. Revenue related to the clinical trial, which is included within other revenue, was $1.5 million and $2.1 million for the six months ended June 30, 2023 and 2022, respectively.

The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue in the condensed consolidated statements of operations and comprehensive income. The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Short-term Marketable Securities

Investments in marketable securities consist of corporate bonds and U.S. Treasury securities.

Management determines the appropriate classification of investments at the time of purchase and reevaluates such determination at each balance sheet date. Marketable securities are classified as available-for-sale and are carried at fair value in the consolidated balance sheets. The marketable securities are classified as short-term based on management’s intent to convert such securities within one year and the ability to convert them within two to three days.

Certain of our available-for-sale securities are debt securities. For an available-for-sale debt security with an amortized cost that exceeds its fair value, the Company first determines if it intends to sell or will more-likely-than-not be required to sell the security before the expected recovery of its amortized cost. If it intends to sell or will more-likely-than-not be required to sell the security, then the Company recognizes the impairment as a credit loss in the condensed consolidated statements of operations and comprehensive loss by writing down the security’s amortized cost to its fair value. If it does not intend to sell or it is not more-likely-than-not that it will be required to sell the security before the expected recovery of its amortized cost, the Company recognizes the portion of the impairment that is due to a credit loss, if any, in the condensed consolidated statements of operations and comprehensive loss through an allowance. The portion of the impairment that is due to factors other than a credit loss is recognized in other comprehensive income (loss) in the condensed consolidated statements of operations and comprehensive loss as an unrealized loss.

Equity Investment in Affiliate

In January 2023, the Company contributed noncash consideration, with a fair value of approximately $2.3 million, in return for a 49% equity interest in OCP Management Arizona, LLP. Investments in entities over which the Company has the ability to exercise significant influence but does not control the entity are accounted for using the equity method. Equity method investments are included with other assets in the condensed consolidated balance sheets. The carrying amount of the investment is adjusted to reflect the Company’s proportionate share of the net earnings or losses and reduced by any dividends received.

Noncontrolling Interests

The Company consolidates the results of entities in which it has a controlling financial interest. The noncontrolling interests and the portion of net income (loss) attributable to noncontrolling interests are immaterial.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Mezzanine Equity

Redeemable convertible preferred Class C Units are redeemable at the option of the holder, which is outside of the Company’s control. Accordingly, these units are considered contingently redeemable and are classified outside of members’ equity on the consolidated balance sheets.

Business Combinations

The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805)-Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.

Offering Costs

The Company defers specific incremental costs directly attributable to proposed offerings of securities. These costs consist of legal, accounting, and other similar expenses incurred through the balance sheet date that are directly related to a potential offering. If the offering is completed, these costs will be charged against the gross proceeds of the offering. These offering costs will be allocated to the separable financial instruments issued in the transaction on a relative fair value basis of the securities issued, compared to total proceeds received. Offering costs associated with any instruments classified as liabilities will be expensed as incurred, presented as non-operating expenses in the condensed consolidated statement of operations and comprehensive loss.

During the six months ended June 30, 2023, the Company incurred additional deferred offering costs of approximately $1.1 million. At December 31, 2022, the Company had incurred approximately $0.3 million of offering costs, which are included in other assets in the accompanying condensed consolidated balance sheets. As discussed in Note 1, on June 7, 2023, the Company issued Redeemable Convertible Preferred Class C Units (“Class C Units”) for net proceeds of approximately $64.5 million ($65.0 million in gross proceeds, net of $0.5 million in offering costs). The Company determined that an additional $0.3 million of costs incurred through June 7, 2023 related to the process of raising the proceeds generated by the issuance of the Class C Units. Accordingly, these deferred offering costs have been reclassified from other assets to mezzanine equity, for a total of $0.8 million in Class C Unit offering costs. At June 30, 2023, approximately $1.1 million of deferred offering costs are included in other assets in the condensed consolidated balance sheets.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Professional Liability

The Company maintains insurance policies for exposure to professional malpractice insurance risk. The limits of malpractice insurance provide each physician/advanced practice provider with a dedicated $1.0 million limit per claim and a $3.0 million limit in the aggregate per policy period – on a first dollar basis, as no deductible applies. The policy further then extends coverage to the Company, by providing a $2.0 million limit per claim and a $4.0 million limit in the aggregate per policy period - on a first dollar basis, additionally, as no deductible applies. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

Accounting guidance establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

Level 2	Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Our financial instruments include cash, short-term marketable securities, accounts receivable, notes receivable, accounts payable, accrued expenses, long-term debt and contractual agreements that resulted in derivative liabilities. Our nonfinancial assets such as property and equipment are not measured at fair value on a recurring basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence that impairment may exist.

The carrying amounts of cash, accounts receivable, accounts payable, notes receivable, and accrued expenses approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. We determine the fair value of long-term debt and marketable securities based on various factors including maturity schedules and current market rates.

See Note 11 for a discussion of the Company’s Level 3 financial instruments. As of December 31, 2022, there were no Level 3 financial instruments. There were no transfers between any levels of the hierarchy during any periods presented.

Earnings Per Unit

The Company has four classes of member units - Class A, Class A-1, Class B, and Class C. The Class A and A-1 are considered common units as they have substantially similar rights. The Class B Units represent profits interests and are a participating security as these units may share in distributions, subject to a Distribution Threshold, under certain circumstances as defined in the Company’s Operating Agreement. The Class C Units represent Preferred Units and are a participating security as these units are entitled to a preferred return and participate with common units in undistributed earnings on a pro rata basis.

Basic net income (loss) per unit attributable to common members is computed by dividing net income (loss) by the weighted-average number of common units outstanding during each reporting period. Diluted net income (loss) per unit attributable to common members includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred units and options, which would result in the issuance of incremental common units. For diluted net income (loss) per unit, the weighted-average number of common units is the same as the Company does not have any dilutive instruments.

The Company follows the two-class method when computing net income (loss) per units as the Company has units that meet the definition of participating securities. The two-class method determines net income (loss) per unit for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common members for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Class B Units and the Class C Units do not have an obligation to share in losses, therefore in periods of net loss, the numerator is not impacted by Class B and Class C participation.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, ‘‘Financial instruments-Credit Losses’’ (“ASU 2016- 13”). ASU 2016-13 requires entities to report ‘‘expected’’ credit losses on financial instruments and other commitments to extend credit rather than the current ‘‘incurred loss’’ model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures relating to significant estimates and judgments used in estimating credit losses, as well as the credit quality. ASU 2016-13 is effective for the Company for annual reporting periods beginning after December 15, 2022. ASU 2016-13 was adopted by the Company effective January 1, 2023 with no material impact on the Company’s consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, “Business Combinations: Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which provides that an acquirer must recognize, and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and related disclosures.

3.	Variable Interest Entities

AOMC is a wholly owned subsidiary of the Company and neither AOMC nor the Company has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are fully owned by physicians. The Company operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to, negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. The Company is paid a management fee to compensate AOMC for the services provided. AON Central Services is 80% physician owned and 20% owned by AON. AOMC entered into an agreement with AON Central Services, effective January 1, 2023, to provide qualified non-clinical and non-medical employees to AOMC to support the operation of the physician practices. AOMC pays a monthly management fee to AON Central Services equal to the aggregate cost of compensation, benefits and all other costs related to these employees. The Company invested $0.2 million in MIBA, a newly formed LLC, during the second quarter of 2023 in exchange for 56% equity ownership. The Company evaluated its relationship with MIBA under the VIE model and determined it was a VIE and the Company is the primary beneficiary based on its financial controlling interest.

Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners, Partners of Maryland, AON Central Services, and MIBA are all variable interest entities and AOMC is the primary beneficiary who holds the decision-making rights over the activities that most significantly impact the economic performance of AON Partners, Partners of Maryland, AON Central Services, and MIBA through the MSAs and other contractual agreements. Accordingly, the results of AON Partners, Partners of Maryland, AON Central Services, and MIBA have been consolidated with the Company for the six months ended June 30, 2023 and 2022.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

The assets of AON Partners, Partners of Maryland, AON Central Services, and MIBA as of June 30, 2023 and December 31, 2022, are as follows:

	As of June 30, 2023	As of December 31, 2022
Assets
Cash and cash equivalents	$24,756	$26,844
Accounts receivable	145,159	136,098
Inventories	41,886	36,476
Prepaid expenses and other current assets	679	846
Goodwill and intangibles, net	180	180
Other receivables	32,861	28,139
Other assets	1,817	1,489
Total assets	$247,338	$230,072

The liabilities of AON Partners, Partners of Maryland, AON Central Services, and MIBA as of June 30, 2023 and December 31, 2022, are as follows:

	As of June 30, 2023	As of December 31, 2022
Liabilities
Accounts payable	$120,076	$102,783
Accrued compensation and benefits	13,745	6,021
Accrued other	16,995	15,926
Other long-term liabilities	369	452
Due to AON and subsidiaries, net	126,447	128,204
Total liabilities	$277,632	$253,386

All intercompany transactions and balances with the VIEs are eliminated in consolidation.

4.	Business Combinations

2022 Acquisitions

During the six months ended June 30, 2022, the Company entered into a purchase agreement acquiring control of Northern Arizona Hematology and Oncology on January 1, 2022 for an aggregate purchase price of less than $0.1 million. Because the acquisition of Northern Arizona Hematology and Oncology was on the first day of the fiscal period, AON’s results for the six months ended June 30, 2022 include the results of the acquired practice.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

In connection with each of the Company’s business combinations (the “Transactions”), the Company executed employment agreements with the selling physicians to become employees of AON Partners and/or Partners of Maryland. Additionally, for each transaction the Company and selling physicians entered into a separate unwind agreement granting each other a unilateral option that may be exercised by either party and effectively returns the acquired business to the selling physicians if exercised. In the event the Company or seller exercise their unwind rights, the selling physicians are required to repay the original purchase price for the assets that were sold in the Transaction plus any assets that were acquired after the Transaction, less any accumulated depreciation or amortization with respect to the assets. The selling physicians are also required to assume all contracts associated with their practice. Additionally, in the event of unwind, the selling physicians are entitled to any severance amounts that are due to them under their employment agreement with AON Partners and their employment is terminated on the unwind date. As of June 30, 2023 and December 31, 2022, no liability has been recorded related to the unwind agreements as neither the Company nor any selling physicians have exercised their unwind rights and therefore no payments are considered probable to the selling physicians.

5.	Marketable Securities

The following table summarizes the Company’s marketable securities financial assets that are measured at fair value on a recurring basis:

	As of June 30, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents (1)
Level 1:
Money market funds	$172	$-	$-	$172
Marketable securities
Level 2:
Corporate bonds	7,597	29	(83)	7,543
U.S. Treasury securities	2,416	28	(3)	2,441
Level 2 total	10,013	57	(86)	9,984
Total	$10,185	$57	$(86)	$10,156

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

	As of December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents (1)
Level 1:
Money market funds	$109	$-	$-	$109
Marketable securities
Level 2:
Corporate bonds	7,742	6	(125)	7,623
U.S. Treasury securities	2,226	6	(4)	2,228
Level 2 total	9,968	12	(129)	9,851
Total	$10,077	$12	$(129)	$9,960

(1) Included in cash and cash equivalents in the Consolidated Balance Sheets at June 30, 2023 and December 31, 2022.

The Company uses quoted prices in active markets for identical assets to determine the fair value of its Level 1 investments. The fair value of the Company’s Level 2 investments is determined using pricing based on quoted market prices or alternative market observable inputs.

The fair value of the Company’s marketable securities as of June 30, 2023, by remaining contractual maturities, were as follows:

	Corporate Bonds	U.S. Treasuries	Total
Due in one year or less	$5,940	$1,672	$7,612
Due in one to five years	1,603	769	2,372
Total	$7,543	$2,441	$9,984

6.	Supplemental Condensed Balance Sheet Information

Other receivables

Other receivables consisted of the following at June 30, 2023 and December 31, 2022:

	As of June 30, 2023	As of December 31, 2022
Rebates receivable	$32,771	$27,955
Other	158	246
Total other receivables	$32,929	$28,201

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Inventory

Inventory consisted of the following at June 30, 2023 and December 31, 2022:

	As of June 30, 2023	As of December 31, 2022
Intravenous drugs	$29,599	$25,674
Oral pharmaceuticals	12,287	10,802
Total inventories	$41,886	$36,476

Property and Equipment, net

Property and equipment, net consisted of the following at June 30, 2023 and December 31, 2022:

	As of June 30, 2023	As of December 31, 2022
Leasehold improvements	$29,794	$26,076
Furniture, fixtures and equipment	2,700	2,669
Medical equipment	12,443	11,003
Computer equipment	3,271	3,115
Signs	147	129
Automobiles	59	69
Software	4,331	4,834
Construction-in-progress	4,173	1,433
	56,918	49,328

Accumulated depreciation and amortization	(21,246)	(17,348)
Property and equipment, net	$35,672	$31,980

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Accrued Other

Accrued other consisted of the following at June 30, 2023 and December 31, 2022:

	As of June 30, 2023	As of December 31, 2022
Refund liability	$15,683	$14,544
Class A-1 derivative liability	2,526	-
Class C derivative liability	1,349	-
Deferred social security taxes - COVID	-	378
Current portion of finance lease liabilities	623	425
Other	2,692	2,453
Total accrued other	$22,873	$17,800

7.	Long-term Debt

Debt consisted of the following at June 30, 2023 and December 31, 2022:

	As of June 30, 2023	As of December 31, 2022
PNC Facility	$81,250	$81,250
Total	81,250	81,250
Unamortized debt issuance costs	(1,042)	(949)
Total debt	$80,208	$80,301

Credit Facilities

On April 30, 2021, the Company entered into a Loan Facility with PNC (“PNC Loan Facility”) collateralized by the Company’s assets and outstanding patient accounts receivable. The PNC Loan Facility is guaranteed on a limited basis by the Company and shareholder of AON Partners and Partners of Maryland. $34.6 million of proceeds from the PNC Loan Facility was used to pay off the Company’s previous term loans and revolver with Truist Bank. The remaining funds were made available for working capital and acquisition of additional physician practices.

The PNC Loan Facility is interest-only with total principal due at maturity on April 30, 2024. Interest originally accrued at one-month LIBOR or an alternate base rate plus 1.45%. The maximum balance of the PNC Loan Facility (“Borrowing Base”) is limited to the lesser of the Facility Limit ($65.0 million) or the fair value of the Company’s patient accounts receivable. The Company must maintain a balance of the lesser of the Borrowing Base or 65% of the Facility Limit in the first year and 75% of the Facility Limit in subsequent years (“minimum funding threshold”). The Company can repay the PNC Loan Facility up to the minimum funding threshold at any time without penalty. In accordance with the PNC Loan Facility, the Company pledged $10.0 million of collateral as restricted cash to be released quarterly in increments of $2.5 million. The restricted cash was fully released as of June 30, 2023 and December 31, 2022.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

On April 30, 2021, the Company entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and originally bore interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus 0.65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum are due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. As of June 30, 2023 and December 31 2022, no draws had been made on the PNC Line of Credit. The Company is also subject to a 0.20% unused line fee calculated per annum on the unused balance of the PNC Line of Credit.

On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit to $75.0 million. On February 14, 2022, the Company further amended the PNC Loan Facility and Line of Credit agreements. The primary changes included an increase of the Facility limit from $75.0 million to $125.0 million, an increase of the PNC Line of Credit availability from $5.0 million to $10.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendment, the Company drew an additional $16.3 million in proceeds under the Loan Facility. On August 15, 2022, the PNC Loan Facility and Line of Credit agreements were amended again to reduce the availability under the PNC Line of Credit from $10.0 million to $1.0 million.

Effective November 23, 2022, the Company entered into Waiver and Amendment No. 6 (“Waiver and Amendment”) under its PNC Loan Facility as the Company was not in compliance with the Delinquency Ratio financial covenant for the period ending October 31, 2022 and the requirement to provide certain annual financial statements. The Waiver and Amendment waives each event of default and also revised future delinquency percentages and financial statement requirements.

On June 30, 2023, the Company entered into Amendment No. 7 (“Amendment 7”) to its PNC Loan Facility which extended the maturity date from April 30, 2024 to June 30, 2026. In connection with Amendment 7, the Company paid additional debt issuance costs of $0.4 million which will be amortized over the revised remaining life of the Loan Facility. In addition, Amendment 7 revised the definition of the minimum funding threshold to limit the threshold multiplier to 65% of the Facility Limit.

The PNC Loan Facility and PNC Line of Credit nonfinancial covenants include restrictions related to unpermitted property liens and the requirement of audited financial statements. Both agreements also contain several financial covenants, including the following ratios: accounts receivable default, delinquency, dilution, days sales outstanding, leverage, and fixed charge coverage. As of June 30, 2023, the Company was in compliance with all financial and nonfinancial debt covenants as required by both loan agreements.

8.	Income Taxes

The Company’s effective tax rate was 0% and 0% for the six months ended June 30, 2023 and 2022, respectively. The effective income tax rate for the six months ended June 30, 2023 and 2022 differed from the federal statutory rate primarily due to certain legal entities in the Company's structure being treated as partnerships for income tax purposes and, therefore, not being subject to income tax. All corporate entities within the Company’s structure continue to maintain a full valuation allowance against their net deferred tax assets.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

9.	Leases

The Company currently leases office facilities and equipment for its practices under noncancelable operating and finance lease agreements expiring on various dates through 2033. Certain of the leases contain renewal options which are exercisable at the Company’s discretion. These renewal options are considered in determining the lease term if it is reasonably certain that the Company will exercise such options. Additionally, the Company leases certain other office and medical equipment under month-to-month lease agreements.

Right-of-use assets and lease liabilities consist of the following at June 30, 2023 and December 31, 2022:

	As of June 30, 2023	As of December 31, 2022
Assets
Operating lease right-of-use assets, net	$43,439	$43,724
Finance lease right-of-use assets, net (included in property and equipment, net)	2,913	1,998
Total right-of-use assets	$46,352	$45,722

Liabilities
Current
Current portion of operating lease liabilities	$7,113	$9,177
Current portion of finance lease liabilities (included in accrued other)	623	425
Long-term	7,736	9,602
Long-term operating lease liabilities	39,527	37,224
Long-term finance lease liabilities (included in other long-term liabilities)	2,288	1,619
Total lease liabilities	$49,551	$48,445

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

The components of lease costs recognized in the condensed consolidated statements of operations and comprehensive loss consist of the following for the six months ended June 30, 2023 and 2022 and are included in selling, general, and administrative expenses unless otherwise noted:

	Six Months Ended
	June 30,
	2023	2022
Operating lease costs	$5,630	$6,136
Finance lease costs
Amortization of finance lease right-of-use assets	233	228
Interest on finance lease liabilities (included in interest expense)	44	41
Variable lease costs	1,162	1,370
Total lease costs	$7,069	$7,775

The following table reconciles the undiscounted cash flows expected to be paid in each of the next five years and thereafter recorded in the condensed consolidated balance sheets for operating and finance leases as of June 30, 2023:

	Operating Lease	Finance Leases
2023 (remainder of year after June 30, 2023)	$4,271	$376
2024	10,304	753
2025	9,174	731
2026	8,897	492
2027	8,015	428
Thereafter	15,517	530
Total lease payments	56,178	3,310
Less: amount representing interest	(9,538)	(399)
Present value of lease liabilities	46,640	2,911
Less: current portion of lease liabilities	(7,113)	(623)
Long-term lease liabilities, net of current portion	$39,527	$2,288

The weighted-average remaining lease term as of June 30, 2023 and December 31, 2022 was 6.01 years and 5.68 years for operating leases and 5.00 years and 5.37 years for finance leases, respectively. The weighted-average discount rate as of June 30, 2023 and December 31, 2022 was 5.80% and 4.88% for operating leases and 5.09% and 3.60% for finance leases, respectively.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

The cash paid for amounts included in the measurement of lease liabilities for the six months ended June 30, 2023 and 2022 is as follows:

	Six Months Ended
	June 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,984	$4,826
Operating cash flows from finance leases	44	41
Financing cash flows from finance leases	233	256
ROU assets obtained in exchange for new operating lease liabilities	4,885	2,808
ROU assets obtained in exchange for new finance lease liabilities	1,103	-

At June 30, 2023, the Company had entered into two sixty-month finance leases for medical equipment that had not yet commenced. The future commitments related to these leases are approximately $3.8 million and the Company expects to take control of the leased assets early in the third quarter.

10.	Related Parties

Transactions Notes Receivable

The Company enters into promissory notes with physicians of the Company. The notes receivable balances are satisfied through cash payments or settlements through the physicians’ compensation as part of their employee agreement. The notes receivable are amortized over a 60-month period as a reduction of compensation. The notes bear interest at the Company’s incremental borrowing rate (6.65% at June 30, 2023 and 1.57% at December 31, 2022, respectively).

	As of June 30, 2023	As of December 31, 2022	Original Principal	Issue Date	Maturity Date
Notes receivable
Note 2	$1,027	$1,057	$5,355	5/1/2019	4/30/2024
Note 3	67	119	491	6/1/2019	5/31/2024
Note 6	-	351	1,111	5/22/2020	5/22/2023
Note 8	2,150	2,221	2,816	5/1/2020	5/1/2025
Note 9	-	125	125	1/24/2022	6/30/2023
Total notes receivables	3,244	3,873
Less: Current portion of notes receivable	$(1,492)	(1,797)
Notes receivable, less current portion	$1,752	$2,076

Leases

The Company has operating leases for ten of the office facilities owned by employees of the Company. Total cash paid for leases to related parties for the six months ended June 30, 2023 and 2022 was approximately $1.3 million and $1.3 million, respectively.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Inventory Purchases/Concentration Risk

The Company purchases the majority of pharmaceuticals inventory from a subsidiary under common control of its Class A-1 Member. During the six months ended June 30, 2023 and 2022, the Company purchased approximately $506.0 million and $443.0 million, respectively, from the related party. These purchases were approximately 89% and 86% as a percentage of cost of revenue for the six months ended June 30, 2023 and 2022, respectively. At June 30, 2023 and December 31, 2022, the Company had $117.8 million and $102.1 million, respectively, included in accounts payable for invoices from the related party, representing 96% of accounts payable at each period-end.

11.	Equity

Mezzanine Equity - New Class C Units

The membership interests of the Company is divided into units. The holders of Class A Units, the holders of Class A-1 Units and the holders of Class C Units are entitled to vote on any matters in which the members are entitled to vote. Class B Units are non-voting. The Class C Units (“Preferred Units”) are contingently Redeemable Convertible Preferred Units and classified as mezzanine equity because the units are redeemable five years from the issuance date, at the option of the holder. As of June 30, 2023, the Preferred Units are recorded at their initial carrying value, net of offering costs. The Class C Units are not being accreted to redemption value, as the redemption is not probable.

Dividends

The Preferred Units accrue dividends (“Class C Units Preferred Return”) at a cumulative, semiannually-compounded return of 8% per annum based on the original Net Invested Capital Contributions of $65.0 million. The accrual shall be calculated on June 30 and December 30 and with respect to the semiannually-compounded return, no interest is required to be paid on any present or future Class C Units Preferred Returns. The Class C Units also participate in distributions with the Class A, Class A-1, and Class B Units.

Voting and Redemption Rights

The holders of the Preferred Units are entitled to elect and appoint one of the managers (“Class C Manager”) to the Board of Managers. All other managers are appointed by the Class A members. There are no restrictions on which matters the Preferred Units are entitled to vote.

After the fifth anniversary of the Effective Date (June 7, 2028), the holders of a majority of the Class C Units shall have the right to cause the Company to redeem all of the Class C Units. The Company shall redeem all of the Class C Units for a redemption price per Class C Unit equal to the greater of (i) the Class C Liquidation Preference and (ii) the Fair Market Value of a Class C Unit (the “Class C Redemption Price”). The Class C Liquidation Preference is defined as an amount equal to the sum of (a) the Class C Preferred Return of such Class C Member and (b) the amount of such Class C Member’s Net Invested Capital Contributions of $65.0 million.

Conversion Rights

Each Preferred Unit is convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into such number of fully-paid Class A Units as is determined by dividing the Class C Liquidation Preference by the Class C Conversion Price in effect at the time of conversion. The Conversion Rights shall terminate at the close of business on the day prior to the date of an Exit Event.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Liquidation Preferences

In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company or an Initial Public Offering (IPO) or Exit Event, the Preferred Units have preferential liquidation rights. The amount of distributable assets would be distributed as follows:

(i) First, to the holders of Preferred Units until the aggregate amount distributed to each Class C member is sufficient to provide for the greater of:

•	the full payment of the Class C Preferred Return of such Class C Member accrued to date and the full payment of the Class C Applicable Percentage multiplied by the Net Invested Capital Contribution of such Class C Member; or

•	the amount distributable upon conversion of such Class C Units into Class A Units.

(ii) Second, to the holders of the Class A-1 Units, Class A Units and the Class B Units on a pro rata basis determined by reference to their respective Percentage Interests.

The Class C Applicable Percentage is defined as a percentage equal to (a) one hundred twenty-five percent (125%) if an Exit Event, dissolution, liquidation, or winding-up occurs prior to June 7, 2024, (b) one hundred twenty percent (120%) if an Exit Event, dissolution, liquidation, or winding up occurs after June 7, 2024, but prior to June 7, 2025, (c) one hundred fifteen percent (115%) if an Exit Event, dissolution, liquidation, or winding-up occurs after June 7, 2025, but prior to June 7, 2026, (d) one hundred ten percent (110%) if an Exit Event, dissolution, liquidation, or winding up occurs after June 7, 2026, but prior to June 7, 2027, (e) one hundred five percent (105%) if an Exit Event, dissolution, liquidation, or winding-up occurs after June 7, 2027, but prior to June 7, 2028, (f) one hundred percent (100%) if an Exit Event, dissolution, liquidation, or winding-up occurs after June 7, 2029.

Option to Purchase Additional Shares

In accordance with the terms of the Amended and Restated Class C Convertible Preferred Unit Purchase Agreement dated June 7, 2023, GEF AON Holdings Corp. has an option to purchase an additional 378 AON Class C Units until the closing of the Business Combination at a purchase price of $26,423 per Unit (“Option Feature”). The Company has determined that this Option Feature is required to be accounted for as a derivative in accordance with ASC 815. The Option Feature has been recorded at its fair value at June 30, 2023 and is included in accrued other in the condensed consolidated balance sheets. On June 7, 2023, the fair value of the Option Feature was recorded as an offset to the Class C Units in mezzanine equity, in the amount of $1.4 million. The Option Feature will be remeasured at each reporting period with any adjustments being charged to earnings.

The fair value of the Option Feature was determined using Level 3 inputs. The fair value was estimated at June 30, 2023 using the Black-Scholes Option Pricing model using the following assumptions:

Expected annual dividend yield	0.0%
Expected volatility	65.0%
Risk-free rate of return	5.4%
Expected option term (years)	0.25

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

Distributions to Class A and Class A-1 Members

On March 4, 2020, the Company entered into the Second Amended and Restated Limited Liability Agreement (“Second Operating Agreement”) which established another class of equity, Class A-1 Units. The Second Operating Agreement provided, among other things, that the Class A and A-1 Units would receive a cumulative, annually-compounded, preferred return of 8.0% and 4.0%, respectively, on capital contributions when and if distributions are declared by the Board of the Company.

Prior to the issuance of the Class C Units on June 7, 2023 as discussed above, the Class A and A-1 unitholders were paid a cash distribution of $4.0 million and $4.1 million, respectively, representing the cumulative accrued preferred return to June 7, 2023.

On June 7, 2023, in connection with the issuance of the Class C Units, the Company entered into the Third Amended and Restated Limited Liability Agreement (“Third Operating Agreement”) which, among other things, eliminated any provisions for future preferred returns on Class A and A-1 Units.

Class A-1 Anti-Dilution Feature

In the event the Company, prior to a Qualified IPO, issues additional membership equity (“Additional Issuance”) at a valuation that represents a purchase price that is less than the New Unit Purchase Price, as defined, the Company is obligated to issue additional Class A-1 units, for no consideration, such that the Class A-1 unitholder maintains the same percentage ownership as prior to the Additional Issuance (“Anti-Dilution Feature”).

The Company has determined that the Anti-Dilution Feature meets the definition of a derivative in accordance with ASC 815. The total loss on derivatives for six months ended June 30, 2023 relating to this feature is $5.1 million and was recorded in other (expense) income, net in the condensed consolidated statements of operations and comprehensive loss. The Anti-Dilution Feature will be remeasured at each reporting period with any adjustments being charged to earnings. The Anti-Dilution Feature has been recorded at its fair value of $2.6 million at June 30, 2023 and is included in accrued other in the condensed consolidated balance sheets. The fair value of the Anti-Dilution Feature was immaterial in prior periods.

As  a result of the Anti-Dilution Feature, upon the issuance of the Class C Units on June 7, 2023, the Company issued an additional 174 Class A-1 Units with a fair value of $2.5 million. This additional Class A-1 issuance was recorded in Class A-1 Members’ Equity and a corresponding portion of the derivative liability was settled.

The fair value of the Anti-Dilution Feature was determined using Level 3 inputs. The fair value was estimated at June 30, 2023 using the “with and without” valuation approach comparing cash flows under scenarios assuming the embedded feature was and wasn’t in place. The most significant driver of value is the as-converted value of the Units in the business combination which utilizes the Company’s implied equity value and probability of the Business Combination closing.

Class B-1 Grants

In June 2023, the Company granted 351 Class B-1 Units to certain employees under the 2017 Profits Interest Plan (the “Plan”). The Class B-1 Units have an estimated grant date fair value of $4.4 million based on the Company’s implied equity value as well as the probability of the Business Combination closing. The Class B-1 Units are a series of the Class B Units and have the same rights, privileges, and restrictions as specified in the Plan. The Class B-1 Units only vest upon both continued employment and the consummation of the Business Combination, therefore, no expense has been recognized in the period ended June 30, 2023. Upon the consummation of the Business Combination, the Class B-1 Units will be exchanged for a number of newly issued shares of New AON Class A Common Stock equal to the Per Company Unit Exchange Ratio, as defined in the Business Combination Agreement.

American Oncology Network, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

($ in thousands, except share data)

12.	Earnings per Unit

The Company computes Earnings (Loss) Per Unit of Class A, Class A-1, Class B, and Class C Units using the two-class method. The Class A and A-1 Units are considered common units as they have substantially similar rights. The Class B Units represent profits interests and are a participating security as these units may share in distributions, subject to a Distribution Threshold, under certain circumstances as defined in the Company’s Operating Agreement. The Class C Units represent Preferred Units and are a participating security as these units are entitled to a preferred return and participate with common units in undistributed earnings on a pro rata basis. The Class A and Class A-1 Units were entitled to receive a preferred return through June 7, 2023. The Class C Units are entitled to receive preferred returns, so the first step in the Earnings (Loss) Per Unit calculation distributes those preferred amounts to Class A, Class A-1, and Class C Units to determine the undistributed net income (loss) for the period. After the preferred returns are satisfied, the undistributed earnings for each period are then allocated on a proportionate basis of ownership between the Class A, Class A-1, Class B, and Class C Units based on their contractual participation rights as if all earnings for the period had been distributed. The Class B and Class C Units do not share in losses with the Class A and Class A-1 Units, therefore losses are not allocated to the Class B and Class C Units.

The calculation of both basic and diluted earnings per unit for the periods indicated below was as follows:

	Six Months Ended
	June 30,
Numerator:	2023	2022
Net loss	$(11,591)	$(4,380)
Class A Units cumulative dividends	(391)	(421)
Class A-1 Units cumulative dividends	(577)	(645)
Class C Units cumulative dividends	(327)	-
Undistributed net loss	$(12,886)	$(5,446)
Allocation of undistributed net loss:
Class A Units	(11,743)	(4,976)
Class A-1 Units	(1,143)	(470)
Class B Units	-	-
Class C Units	-	-
Undistributed net loss	$(12,886)	$(5,446)

Net loss attributable to Class A Units:
Cumulative dividends	$391	$421
Undistributed net loss	(11,743)	(4,976)
Net loss attributable to Class A Units	$(11,352)	$(4,555)

Net loss attributable to Class A-1 Units:
Cumulative dividends	$577	$645
Undistributed net loss	(1,143)	(470)
Net income (loss) attributable to Class A-1 Units	$(566)	$175
Denominator:
Weighted average Class A common Units
outstanding - basic and diluted	7,725	7,725
Weighted average Class A-1 Units
outstanding - basic and diluted	752	730
Loss per Class A Unit - basic and diluted	$(1,469)	$(590)
Earnings (loss) per Class A-1 Unit - basic and diluted	$(753)	$239

The total number of shares that are potentially dilutive is 2,837 shares of the Class C Units for the six months ended June 30, 2023. The Class C Units are convertible to Class A Units.

13.	Subsequent Events and Other Matters

In preparing these condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through September 15, 2023, the date the condensed consolidated financial statements were available to be issued. In July and August of 2023, the Company granted an additional 64 Class B-1 Units to certain employees under the 2017 Profits Interest Plan, for a total number of 415 Class B-1 Units granted.